FIRST AMENDMENT TO
SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This First Amendment (this "**Amendment**") to that certain Series A Convertible Preferred Stock Purchase Agreement the (the "**Purchase Agreement**"), dated as of May 10, 2013, by and between Magellan Petroleum Corporation (the "**Corporation**"), a Delaware corporation, and One Stone Holdings II LP, a Delaware limited partnership (the "**Purchaser**"), is made as of August 3, 2015, by and between the Corporation and the Purchaser. The Corporation and the Purchaser may each be referred to herein as a "**Party**" and, together, as the "**Parties.**"

Recitals:

A. The Parties desire to amend the Purchase Agreement as set forth in this Amendment.

C. Any capitalized term used but not defined in this Amendment shall have the meaning assigned to such term in the Purchase Agreement, except that the term "Corporation Entity" shall include only Subsidiaries of the Corporation as of the date of this Amendment.

Agreements:

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

1. **Definitions**. Section 1.01 of the Purchase Agreement is hereby amended by adding the following:

> ""**Bankruptcy Event**" means, with respect to any Corporation Entity, (a) such Corporation Entity shall institute a voluntary case seeking liquidation or reorganization under title 11 of the United States Code or any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or shall consent to the institution of an involuntary case thereunder against it; (b) such Corporation Entity shall file a similar petition or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto; (c) such Corporation Entity shall apply for, consent to, or shall suffer an appointment of a receiver, liquidator, sequestrator, trustee or other officer or custodian with similar powers for itself or any substantial part of its property or assets; (d) such Corporation Entity shall make an assignment for the benefit of its creditors; (e) an involuntary case shall be commenced seeking liquidation or reorganization of such Corporation Entity under title 11 of the United States Code or any similar proceedings shall be commenced against such Corporation Entity under any other applicable federal or state law and (i) the petition commencing the involuntary case is not timely controverted, (ii) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (iii) an interim trustee is appointed to take possession of all or a material portion of the property, and/or to operate all or any material part of the business, of such Corporation Entity and such appointment is not vacated within 60 days, or (iv) an order for relief shall have been issued or entered therein; or (f) any other similar relief shall be granted against such Corporation Entity under title 11 of the United States Code or any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

"**Potential Buyer**" shall have the meaning set forth in Section 5.02(b)."

"**Proprietary Information**" shall have the meaning set forth in Section 7.11."

2. **Covenants**. Section 5.02 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

"(a) For a period beginning on the date hereof and ending on December 31, 2015 (the "**Standstill Termination Date**"), without the prior written consent of the Corporation, the Purchaser agrees that it shall not, nor shall it permit any of its Affiliates to, nor shall the Purchaser agree, advise, assist, provide information or provide financing to others, or permit its Affiliates to agree, advise, assist, provide information or provide financing to others, to, individually or collectively, directly or indirectly:

(i) acquire or offer to acquire or agree to acquire from any Person, directly or indirectly, by purchase or merger, through the acquisition of control of another Person, by joining a partnership, limited partnership or other "group" (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, beneficial ownership of any Equity Securities of the Corporation, or direct or indirect rights (including convertible securities) or options to acquire such beneficial ownership (collectively, the "**Securities**") (or otherwise act in concert with respect to any such Securities with any Person that so acquires, offers to acquire or agrees to acquire); *provided, however*, that no such acquisition, offer to acquire or agreement to acquire shall be deemed to occur solely due to: (A) the issuance of the Purchased Stock (including the issuance of any Conversion Stock underlying the Purchased Stock), (B) a stock split, reverse stock split, reclassification, reorganization or other transaction by the Corporation affecting any class of the outstanding Equity Securities of the Corporation generally or (C) a dividend of stock or other *pro rata* distribution by the Corporation to holders of its outstanding Equity Securities;

(ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" to vote (as such terms are used in the Regulation 14A promulgated under the Exchange Act), become a "participant" in, or encourage, support or aid any other Person to become a "participant" in any "election contest" (as such terms are defined in Rule 14a-11 promulgated under the Exchange Act) or initiate, propose or otherwise solicit Stockholders of the Corporation for the approval of any Stockholder proposals, in each case with respect to the Corporation;

(iii) form, join, in any way participate in, or encourage the formation of, a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Corporation;

(iv) deposit any securities of the Corporation into a voting trust, or subject any securities of the Corporation to any agreement or arrangement with respect to the voting of such securities, or other agreement or arrangement having similar effect;

(v) alone or in concert with others, seek, or knowingly encourage, support or aid any effort, to influence or control the management, Board of Directors business,

policies, affairs or actions of the Corporation; or

(vi) request the Corporation (or any directors, officers, employees or agents of the Corporation), directly or indirectly to amend, waive or modify any provision of this Section 5.02.

The foregoing provisions of this Section 5.02(a) shall not apply to the Purchaser or its Affiliates (i) following a Bankruptcy Event or (ii) with respect to a Significant Event or Sales Transaction, as applicable, after the Corporation enters into a definitive agreement that results in the occurrence of the Significant Event or Sales Transaction, as applicable. Subject to fiduciary duties under applicable Law, the foregoing provisions of Section 5.02(a)(v) shall not apply to any person who is a director of the Corporation acting in his capacity as a director of the Corporation in the ordinary course and within the process of the Board of Directors.

(b) If, prior to the Standstill Termination Date, the Corporation or its Affiliates (other than the Purchaser or any of its Affiliates) engage in any substantive negotiations with any Person (any such Person, a "**Potential Buyer**") relating to (i) any transaction involving the sale of material property or assets in the United States of any of the Corporation Entities, (ii) any sale of all or substantially all of the Corporation's assets, or (iii) a merger or other business combination involving the Corporation that would reasonably be expected to result in the Corporation's then current Stockholders owning less than 50% of the outstanding Equity Securities of the combined Person following such sale, merger or other business combination transaction (each transaction described in clauses (i), (ii) and (iii) of this Section 5.02(b), a "**Sales Transaction**"), then the Corporation agrees that it (A) shall promptly provide the Purchaser a reasonable opportunity to engage with the Corporation as a Potential Buyer with respect to such Sales Transaction, including, if such Sales Transaction involves a bid process, an invitation to bid using substantially the same invitation to bid sent to any other Potential Buyer, and (B) shall promptly provide to the Purchaser substantially the same information relating to the Corporation Entities that the Corporation provides to any Potential Buyer with respect to such Sales Transaction, and the restrictions set forth in Section 5.02(a) shall not apply to any process or transaction described in this Section 5.02(b) for the limited purpose of allowing the Purchaser to bid, negotiate and, with the approval and recommendation of the Board of Directors, complete a Sales Transaction as contemplated by this paragraph. If the Corporation elects not to pursue a Sales Transaction with the Purchaser following the process described in this Section 5.02(b), subject to the penultimate sentence in Section 5.02(a), then the restrictions in Section 5.02(a) shall continue to apply to the Purchaser.

(c) Upon execution of this Agreement, or any amendment hereto, the Corporation shall promptly provide the Purchaser (i) with all material information with respect to the Corporation's properties and assets and related activities thereto in the oilfield covering the Poplar Dome in the United States and (ii) with any material updates thereto, it being understood and agreed that such information need not include any information regarding the status or other aspects of the Corporation's currently ongoing strategic alternatives review process."

3. **Confidentiality**. A new Section 7.11 is hereby added to the Purchase Agreement as follows: "Confidentiality. Except as otherwise required by applicable law, Purchaser shall hold all Proprietary Information (as defined below) in confidence and shall not disclose any

Proprietary Information to any third party, other than to its directors, officers, employees and representatives of its legal, accounting and financial advisors (the persons to whom such disclosure is permissible being collectively referred to herein as the "**Representatives**") who need to know such information and who are bound by restrictions regarding disclosure and use of such information comparable to and no less restrictive than those set forth herein. Purchaser shall take the same degree of care that it uses to protect its own confidential and proprietary information and materials of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Proprietary Information, and shall be responsible for any breach of this Section 7.11 or related confidentiality obligation by any of its Representatives. Notwithstanding the termination of any other provision of this Agreement, the terms of this Section 7.11 shall remain in effect until December 31, 2015. For the purposes of this Section 7.11, the term "**Proprietary Information**" means any and all information and material furnished by or on behalf of the Corporation to Purchaser (whether in writing, or in oral, graphic, electronic or any other form), including the existence or substance of any discussions between the Corporation and Purchaser regarding any business combination or other material transaction, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Purchaser or its Representatives containing or based in whole or in part on any such furnished information, regardless of when provided; *provided, however,* that Proprietary Information shall not include information that (a) is or becomes publicly known through no act or omission of Purchaser or its Representatives; (b) was rightfully known by Purchaser before receipt from the Corporation, as evidenced by Purchaser's contemporaneous written records; (c) becomes rightfully known to Purchaser without confidential or proprietary restriction from a source other than the Corporation that does not owe a duty of confidentiality to the Corporation with respect to such Proprietary Information; or (d) is developed by Purchaser or its Representatives independently of the Proprietary Information of the Corporation."

4. **Miscellaneous.**

(a) Consideration. Each of the Parties acknowledges and agrees that it has received good, valuable and adequate consideration, and shall receive substantial benefit from, the execution and delivery of this Amendment.

(b) Amendment; Entire Agreement. This Amendment is entered into among the Parties pursuant to Section 7.04(b) of the Purchase Agreement. The Parties hereby covenant and agree that the Purchase Agreement, as amended by this Amendment, the Exhibits, Annexes and Schedules to the Purchase Agreement and the other documents contemplated under the Purchase Agreement set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and thereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof and thereof.

(c) No Release or Waiver. Except as expressly provided herein or in the Purchase Agreement, this Amendment shall not release, waive or excuse, and each Party shall remain responsible and liable for, such Party's respective rights and obligations (or breach thereof) under the Purchase Agreement, as amended by this Amendment, arising prior to, on or after the date hereof.

(d) Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Any .pdf or other electronic transmission hereof or signature hereon shall, for all purposes, be deemed originals.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the date first written above.

MAGELLAN PETROLEUM CORPORATION

By: ______________________________
Name: J. Thomas Wilson
Title: President and Chief Executive Officer

ONE STONE HOLDINGS II LP

By: **One Stone Energy Partners GP, L.L.C., its general partner**

By: ______________________________
Name: Robert Israel
Title: Managing Member